BRIAN L. DAVIDOFF (SBN 102654)
BDavidoff@GreenbergGlusker.com
KEITH PATRICK BANNER (SBN 259502)
KBanner@GreenbergGlusker.com
GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590
Telephone: 310.553.3610
Fax: 310.553.0687

Attorneys for Reorganized Debtor

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re: IMAGING3, INC., Reorganized Debtor.	Case No. 2:12-bk-41206-NB Chapter 11 **REORGANIZED DEBTOR'S NOTICE OF MOTION AND MOTION FOR:** **1. ENTRY OF FINAL DECREE CLOSING CHAPTER 11 CASE, AND** **2. APPROVAL OF STIPULATION AND AGREEMENT IN CONNECTION THEREWITH;** **MEMORANDUM OF POINTS AND AUTHORITIES; DECLARATION OF DANE MEDLEY** Hearing Date: Date: January 31, 2017 Time: 1:00 p.m. Place: Courtroom 1545 255 E. Temple Street Los Angeles, CA 90012

/ / /

/ / /

/ / /

TO THE HONORABLE NEIL W. BASON, UNITED STATES BANKRUPTCY JUDGE, THE OFFICE OF THE UNITED STATES TRUSTEE, ALL PARTIES ENTITLED TO NOTICE, AND THEIR RESPECTIVE COUNSEL:

PLEASE TAKE NOTICE that on January 31, 2017 at 1:00 p.m., or as soon thereafter as the matter may be heard, Imaging3, Inc., the reorganized debtor in the above-captioned bankruptcy case (the "Company" or the "Reorganized Debtor") will move and hereby submit this motion (the "Motion") for: (i) entry of a final decree, pursuant to section 350 of title 11 of the United States Code (the "Bankruptcy Code"), Rule 3022 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and Local Bankruptcy Rule ("LBR") 3020-1(d); and (ii) for approval of the Agreement on Treatment of Administrative Claims of Greenberg Glusker Fields Claman & Machtinger LLP ("Greenberg Glusker") and The Mentor Group ("Mentor") made in connection therewith.

PLEASE TAKE FURTHER NOTICE that the Motion is based upon this Notice of Motion and Motion, the Memorandum of Points and Authorities, and Declaration of Dane Medley ("Medley Declaration") submitted herewith, the record in this case and all other matters of which this Court may take judicial notice pursuant to Rule 201 of the Federal Rules of Evidence, and such further oral and documentary evidence as may be presented at any hearing on this Motion.

PLEASE TAKE FURTHER NOTICE that LBR 9013-1(c)(2) requires that any response to the Motion be filed with the Bankruptcy Court and served upon counsel for the Reorganized Debtor at the address appearing in the upper-left hand corner of the caption page to this motion at least fourteen (14) days before the hearing hereon. Pursuant to LBR 9013-1(h), the failure to timely file and serve a written opposition may be deemed by the court to be consent to the granting of the relief requested in the Motion.

WHEREFORE, the Reorganized Debtor respectfully requests that the court enter and order granting the Motion, and such other relief as the court deems just and proper.

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

DATED: January 6, 2017

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP

By: */s/ Brian L. Davidoff*
BRIAN L. DAVIDOFF
KEITH PATRICK BANNER
Attorneys for Reorganized Debtor

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

MEMORANDUM OF POINTS AND AUTHORITIES

I. BACKGROUND

A. The Company's Business

The Company is a publicly-traded California corporation engaged in the business of developing and selling three-dimensional (3D) medical scanning and imaging devices. Although the shares of the Company are publicly traded[1], the Company is still in a developmental stage in its operations. The Company developed a potentially breakthrough patented medical technology that produces 3D medical diagnostic images in real time. This technology has enormous potential to contribute to the improvement of healthcare. 3D images can be instantly constructed using high-resolution fluoroscopy and be used as real time references for medical procedures, in which multiple frames of reference are required to perform procedures on or in the human body.

B. The Commencement of the Bankruptcy Case

Prior to commencing this case, the Company explored a variety of approaches to its restructuring efforts. The Company needed additional capital to fund its operations and achieve its objectives e.g., FDA approval, to emerge as a successful, profitable company. However, conventional bank financing was not a realistic option as the Company's financials showed continued losses for several years and the Company did not and still does not own assets of value a traditional bank would lend against. The Company's only option seemed to be restructuring its then capital structure so that it would again be able to raise money through stock or equity offerings. Furthermore, multiple lawsuits filed against the Company exacerbated the financial difficulties and challenges faced by the Company.

Accordingly, on September 13, 2012 ("Petition Date"), the Company filed a voluntary Petition for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in order to reorganize its capital structure to protect the value of its assets and pursue a strategy that would permit the Company to emerge from bankruptcy as a stronger company. After filing the petition, the Company continued in the possession of its properties and

[1] The common stock of the Company is "thinly" traded on the OTC Bulletin Board.

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

managed its affairs as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

C. Confirmation of the Plan

On March 5, 2013, the Company filed its First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 222], and on April 30, 2013 the Company filed its Motion for Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 as Modified [Docket No. 313] with modifications to the First Amended Plan of Reorganization (collectively and as amended and supplemented, the "Plan").

On May 21, 2013 and May 22, 2013, the Court held a contested confirmation hearing and confirmed the Plan, and on July 9, 2013, the Court entered its Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, as Modified [Docket No. 406] (the "Confirmation Order") and its Findings of Fact and Conclusions of Law Re Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 405], which approved and confirmed the Plan. The Plan became effective, and the Company emerged from Chapter 11 protection, on July 30, 2013 (the "Effective Date").

D. Resolution of the SEC Lawsuit

As detailed in the Post-Confirmation Status Report filed on November 23, 2016 [Docket No. 597] ("November 2016 Status Report"), the Company resolved the lawsuit with the SEC Securities and Exchange Commission ("SEC") relating to alleged securities violations. The SEC lawsuit had seriously affected the Company's ability to implement the Plan, including the Company's ability to raise capital for working capital and payments necessary under the Plan. With the resolution of this lawsuit, the Company was able to apply to the Financial Industry Regulatory Authority ("FINRA") for the issuance of a new ticker symbol for the Company's common stock. The Company obtained the new ticker symbol "IGNG" and on August 16, 2016 the stock issued under the Plan began trading in the public market under that symbol.

G. Status of Appeals from the Bankruptcy Court's Orders

As also detailed in the November 2016 Status Report, one of the shareholders of the Company, John M. Vuksich ("Vuksich") appealed five orders entered by this Court in this

bankruptcy case, four of which were appealed to the Ninth Circuit Court of Appeals. On December 17, 2015, the Ninth Circuit entered an order affirming the District Court's ruling affirming the bankruptcy court on each matter. On December 31, 2015, Vuksich filed a petition for rehearing *en banc*. On February 2, 2016, the Ninth Circuit denied Vuksich's petition for rehearing *en banc*. On April 28, 2016, Vuksich filed a petition for a *writ of certiorari* with the United States Supreme Court ("Supreme Court"), requesting review of the Ninth Circuit's ruling. On October 3, 2016 the Supreme Court entered an order denying Vuksich petition for *writ of certiorari*. Vuksich then filed a petition for rehearing of the order denying Vuksich's petition for *writ of certiorari* on October 25, 2016. The Supreme Court denied Vuksich's petition for rehearing on November 28, 2016.

E. Schedule of Plan Payments

Below is a table that details the total payments required by the Plan, the amount and date of such payment, and the status of each payment.

Class of Claim(s)	**Payment Recipient**	**Amount of Each Periodic Payment & Amount of Total Claim**	**Payment Due Date**	**Status of Payment**
Administrative Expense Claim	Greenberg Glusker Fields Claman & Machtinger LLP	Total Claim: $1,117,574.00 as of November 30, 2016		To be paid according to the Fee Agreement attached as Exhibit 1 to the Medley Declaration.
Administrative Expense Claim	Mentor Group	$18,000.00		To be paid according to the Fee Agreement attached as Exhibit 2 to the Medley Declaration
Administrative Expense Claim	Clerk's Office Fees	$500.00 Total Claim:	Due on Effective Date	Paid in full

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

		$500.00		
Administrative Expense Claim	Office of the U.S. Trustee Fees	$1,950.00 Total Claim: $1,95.00	Due on Effective Date	Paid in full
Administrative Expense Claim	CA State Board of Equalization	$8,234.92 Total Claim: $8,234.92	Due on Effective Date	Paid in full
Priority Tax Claims	IRS	$1,484.00 (monthly) Total Claim: $53,240.24	Monthly payment of $1,484 until 9/12/2017	Separate agreement negotiated with the IRS on May 17, 2016 to pay $2,078.38 over 24 consecutive months for a total of $49,881.12. Company is current with payments.
Priority Tax Claims	Los Angeles County Treasurer & Tax Collector	$531.58 Total Claim: $531.58	Due on the first business day of the month following the Effective Date	Paid in full
Priority Tax Claims	State Board of Equalization	$341.00 (monthly) Total Claim: $14,917.94	Monthly payment of $341 until 9/12/2017 Modified by Stipulation Dated June 23, 2015 as follows: 1. Pay the balance of the Administrative Claim in the amount of $196.01 2. Pay all of the arrearages for Priority Tax Claims by payment of $6,240.70 3. Cure post-Stipulation Effective	Paid in accordance with the terms of the Stipulation [Docket No. 582]; the Company is now current and is paying as scheduled.

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

			Date taxes in the aggregate amount of $31,367.12 together with monthly interest accruing after July 1, 2015 ("Post Stipulation Effective Date Taxes"), by payment of four installments, as follows: a. $8,000 on the Stipulation Effective Date; b. $8,000 sixty days from the Stipulation Effective Date; c. $8,000 ninety days from the Stipulation Effective Date; d. the balance of the Post Stipulation Effective Date Taxes one hundred twenty days from the Stipulation Effective Date.	
Priority Tax Claims	Los Angeles City Attorney's Office	$3,285.38 Total Claim: $3,285.38	The allowed amount of this claim shall be paid in full on the first business day of the calendar month following the Effective Date	Paid in full
Class 1	North Surgery Center, L.P.	$1,673.00 (monthly) Total Claim: $53,792.83	Pay monthly with first payment due on first business day of the first calendar month following the Effective Date	Paid as scheduled until December 2013. No further contact from claimant despite Company's best efforts.
Class 2	Precision Forging Dies	Total Claim: $45,278.06	Pay in full by the first business day of the thirteenth calendar	Agreement in principle reached

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

			month following the Effective Date (September 1, 2014)	whereby claimant will accept a $20,000 payment and 2,000,000 shares of Common Stock in full satisfaction. Agreement documents being drafted.
Class 3	Gemini Master Fund, Ltd, Alpha Capital Anstalt and Brio Capital, L.P.	Total Claim: $1,073,032.66	A *pro rata* share of 33.2% of New Common Stock and Warrants on the Effective Date	New Common Stock and Warrants issued per the Plan[2]
Class 4	Jeffrey K. Lee Creditors	Total Claim: $298,142.00	A *pro rata* share of 9.1% of New Common Stock on the Effective Date	New Common Stock issued per the Plan
Class 5	Dane Medley Creditors	Total Claim: $744,036.80	A *pro rata* share of up to 31.6% of New Common Stock depending on what percentage of $1 million is raised on the Effective Date	25.56% of New Common Stock issued
Class 6	Los Angeles County Tax Collector	$5,774.92 Total Claim: $5,774.92	First business day of the first calendar month following the Effective Date	Paid in full
Class 7	Kaiser Foundation Health Plan	$2,719.00 Total Claim:	First business day of the first calendar month following the Effective	Paid in full

[2] The Plan as modified by the Court's Order Granting Debtor's Motion for Order (1) Approving Stipulation Between Imaging3, Inc. and Gemini Master Fund, LTD, Alpha Capital Anstalt And Brio Capital, L.P. to Modify Treatment of Class 3 Creditors Under Debtor's Chapter 11 Plan of Reorganization; and (2) Confirming Modified Plan, entered on August 2, 2013 [Docket No. 466]. This order was appealed to the U.S. District Court, and overturned by the District Court's Order issued on March 4, 2014. As further set forth below, the District Court's order was affirmed by the U.S. Court of Appeals for the Ninth Circuit.

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

		$2,719.00	Date	
Class 8	General Unsecured Claims	Total Claim: $1,936.402.70	A *pro rata* share of 12.7% of New Common Stock on the Effective Date	New Common Stock issued per the Plan
Class 9	IRS (unsecured portion of tax claims)	Total Claim: $62,736.92	Cash equal to the value of *pro rata* shares of New Common Stock outstanding on the Effective Date	Resolved as part of the IRS Priority Tax Claim above.
Class 10	Dean Janes	Total Claim: $359,938.00	2.3% of New Common Stock plus 6% of New Common Stock (per Class 3 Equity Give Up) on the Effective Date	New Common Stock issued per the Plan
Class 11	Common Stock Holders	N/A	5% of New Common Stock	New Common Stock issued per the Plan
Class 12	Preferred Stock	N/A	Canceled and extinguished	N/A
Class 13	Options and Warrants Holders	N/A	Canceled and extinguished (deemed executory contracts which are rejected by the plan)	N/A

F. Stipulation and Agreement With Greenberg Glusker

On September 25, 2013, the Court entered its Order Granting Greenberg Glusker Fields Claman & Machtinger LLP's ("Greenberg Glusker") First and Final Application for Compensation and Reimbursement of Expenses for the Period September 13, 2012 Through July 31, 2013 (Docket No. 504, the "Final Fee Order"). The Final Fee Order allowed, on a final basis, Greenberg Glusker fees in the sum of $810,182.75 and expenses in the sum of $19,470.77, for a total of $829,653.52, incurred from the period from September 13, 2012 through July 31, 2013.

Pursuant to 11 U.S.C. § 1129(a)(9)(A), the Plan required payment of the Final Fee Order to Greenberg Glusker on the Effective Date. However in an effort to assist the Company in its

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

reorganization efforts, Greenberg Glusker entered into a letter agreement with the Company on July 29, 2013 ("Letter Agreement") permitting the Company to make periodic payments to Greenberg Glusker for the Final Fee Order. The Company subsequently defaulted under the terms of the Letter Agreement; having only made nominal payments to Greenberg Glusker to date. Greenberg Glusker continued to render services to the Company after the Effective Date, particularly in connection with the Vuksich appeals and this Court's various status conferences. The amount outstanding to Greenberg Glusker as of November 30, 2016 is $1,117,574.00 (the "Outstanding Amount").

The Company and Greenberg Glusker have resolved the issue regarding payment of professional fees and costs owing to Greenberg Glusker, including administrative fees and costs owing under the Plan, and have executed an Agreement On Treatment of Administrative Claim of Greenberg Glusker Fields Claman & Machtinger LLP (the "Greenberg Fee Agreement"), attached as Exhibit 1 to the Medley Declaration. Under the Fee Agreement, the Company will pay the Outstanding Amount, which includes fees incurred after November 31, 2016, as follows:

a. Interest will accrue on the Outstanding Amount at the rate of 6.0% per annum.

b. The Company will make annual payments to Greenberg Glusker, as follows: $100,000.00 on or before December 31, 2017; and $150,000.00 on or before December 31, 2018. The balance of the Outstanding Amount will be due in full on or before December 31, 2019.

c. Additional Payments shall be paid to Greenberg Glusker from the proceeds of other Financings (as defined in the Fee Agreement) of the Company.

d. Notwithstanding the issuance of a final decree the bankruptcy court retains jurisdiction over the Fee Agreement, and in the event of a default under the Fee Agreement, Greenberg Glusker is entitled to

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

petition the Court to reopen the bankruptcy case and seek relief on account of the Company's failure to comply with the Plan.

e. Concurrent with the execution of the Greenberg Fee Agreement, the Company has executed a Common Stock Warrant ("Warrant") in the form agreed to among the parties, entitling Greenberg Glusker to apply up to $150,000.00 of the Outstanding Amount to the purchase of shares of common stock of the Company, as set forth in the Warrant.

The complete terms of the Fee Agreement are set forth in Exhibit 1. The Fee Agreement does not affect the treatment or payment to any other class of claims contained in the Plan.

A. Stipulation and Agreement With The Mentor Group

On September 25, 2013, the Court entered its Order Granting Mentor's First and Final Application for Compensation and Reimbursement of Expenses in the amount of $18,373.50. Pursuant to 11 U.S.C. § 1129(a)(9)(A), the Plan required payment of the Final Fee Order to Mentor on the Effective Date. Payment has not been made to Mentor. The Company and Mentor have resolved the administrative fees and costs owing to Mentor under the Plan, and have executed an Agreement On Treatment of Administrative Claim of The Mentor Group (the "Mentor Fee Agreement"), attached as Exhibit 2 to the Medley Declaration. The Mentor Fee Agreement is substantially identical to the Greenberg Fee Agreement except as that it is pro rata as to Mentor's fees and costs. Concurrent with the execution of the Mentor Fee Agreement, the Company has executed a Common Stock Warrant ("Warrant") in the form agreed to among the parties, entitling Mentor to apply up to $3,000 of its fees and costs to the purchase of shares of common stock of the Company, as set forth in the Warrant.

The complete terms of the Mentor Fee Agreement are set forth in Exhibit 2. The Mentor Fee Agreement does not affect the treatment or payment to any other class of claims contained in the Plan.

//

//

//

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

II. ARGUMENT

A. Section 350(b) of the Bankruptcy Code Authorizes Closing of the Case After the Case Has Been Fully Administered

Section 350(a) of the Bankruptcy Code provides that "[a]fter and estate is fully administered…the court shall close the case." 11 U.S.C. § 350(a). Bankruptcy Rule 3022 implements section 350(a) in the context of a chapter 11 reorganization, providing: "[a]fter an estate is fully administered in chapter 11 reorganization, the court, on its own motion of motion of a party in interest, shall enter a final decree closing the case." Fed. R. Bankr. Proc. 3022. Further, LBR 3020-1(d) states that a party in interest may file a motion requesting the entry of a final decree after an estate is fully administered in a chapter 11 case.

The Advisory Committee notes to Bankruptcy Rule 3022 reflects a policy in favor of prompt closing: "Entry of a final decree closing a chapter 11 case should not be delayed solely because the payments required by the Plan have not been completed…The Court should not keep the case open merely because of the possibility the court's jurisdiction may be involved in the future…" *See also, John G. Berg Assocs. V. Township of Pennsauken (In re John G. Berg. Assocs.)*, 138 B.R. 782, 786 (Bankr. E.D.Pa. 1982) ("A plan is…a candidate for a final decree and closing as soon as payments commence under the plan, not when they are completed.").

The term "fully administered" is not defined in either the Bankruptcy Code or the Bankruptcy Rules. The Advisory Committee notes to Bankruptcy Rule 3022 sets forth six (6) factors a court should consider in determining whether a case is fully administered:

1. the plan confirmation order is final;
2. deposits required by the plan have been distributed;
3. property to be transferred under the plan has been transferred;
4. the debtor has taken control of the business or of the property dealt with by the plan;
5. plan payments have commenced; and
6. all motions, contested matters and adversary proceedings have been finally resolved. *See* Fed. R. Bankr. Proc. 3022, Adv. Comm. Note (1991).

Not all of these factors need to exist before the court may enter the final decree. *See e.g.,*

In re Mold makers, Inc., 124 B.R. 766, 768 (Bankr. N.D. Ill. 1990), nor are the factors listed in the Advisory Committee note exclusive. *See e.g., In re Jordan Mfg. Co.,* 138 B.R. 30, 35 (Bankr. C.D. Ill 1992). Rather, courts use these factors "as a guide in assisting the…decision to close the case." *Mold Makers,* 124 B.R. at 768. "The court should not keep the case open only because of the possibility that the court's jurisdiction may be invoked in the future." *In re Ground Systems, Inc.*, 213 B.R. 1016, 1019 (9th Cir. B.A.P. 1997).

The fact that not all plan payments have been completed is not a hindrance to closing this chapter 11 case. The court in *In re D&L Nicolaysen* explained that a case may be fully administered even though payments remain to be made under a confirmed plan, stating:

> A bankruptcy case need not remain open while the debtor is performing a plan. Section 350(a) and Rule 3022 permit the closure of the case when it is "fully administered."... A case may be fully administered even though all the payments to creditors have not been completed.... Rather, if payments under the plan have commenced and there are no contested matters or adversary proceedings pending or likely to be filed, the case may be closed.

228 B.R. 252, 261 (Bankr. E.D. Cal. 1998); *see Schwartz v. Aquatic Dev. Group, Inc. (In re Aquatic Dev. Group, Inc.)*, 352 F.3d 671 (2d Cir. 2003); *In re Jordan Mfg. Co.*, 138 B.R. at 30 (entry of the final decree should not be delayed because all payments under the plan have not been made or because a party may wish to invoke the court's jurisdiction in the future).

B. **<u>This Estate is "Fully Administered" and the Court Should Close this Case.</u>**

As of the date hereof, this chapter 11 case has been "fully administered" within the meaning of section 350(a) of the Bankruptcy Code, making it appropriate for the Court to enter a final decree closing this chapter 11 case. In particular, with respect to this chapter 11 case, all of the aforementioned factors are satisfied as follows:

(a) <u>Factor 1-Finality of Confirmation Order</u>: The court confirmed the Plan on July 9, 2013. Vuksich appealed the Confirmation Order on July 23, 2013 all the way to the United States Supreme Court. As detailed above, the appeal was unsuccessful. The District Court affirmed the bankruptcy court's confirmation of the plan on March 3, 2014; the Ninth Circuit affirmed the District Court's ruling on December 17, 2015; the Ninth Circuit denied Vuksich's petition for rehearing *en banc* on February 2, 2016; the Supreme Court denied Vuksich's petition for a *writ of*

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

certiorari on October 3, 2016; and, the Supreme Court also denied Vuksich's petition for rehearing on November 28, 2016. On account of said procedural history, the Confirmation Order is final.

(b) Factor 2- Deposits: No deposits were required by the Plan.

(c) Factor 3- Transfers of Property: No specific transfer of property was contemplated under the Plan. All property has vested in the Debtor as specified in the Plan. *See* Plan Section IV(B) [Docket No. 313]. Further as noted above the Company's common stock began trading under the ticker symbol "IGNG" on August 16, 2016 on the OTC Bulletin Board.

(d) Factor 4-Assumption of Business: The Company has assumed the business and management of the property dealt with by the Plan. Medley Dec. ¶5

(e) Factor 5-Plan Distributions: Substantially all payments and distributions required to be made pursuant to the Plan, other than those payments which pursuant to the Plan may be made at a later date, have commenced. The Company has resolved all issues that have arisen regarding Plan payments following the Effective Date, including executing the Fee Agreements with Greenberg Glusker and Mentor, and various other agreements as set forth in the chart above and Medley Declaration. Medley Dec. ¶4

(f) Factor 6-Pending Matters: There are no adversary proceedings or contested matters pending or anticipated in this bankruptcy. Medley Dec. ¶10. The final matters, the Vuksich Appeals—to the extent that they were still pending in the Supreme Court—were resolved on November 28, 2016 by the denial of Vuksich's petition for rehearing.

The above-enumerated factors support closing this chapter 11 bankruptcy case. Even though the Debtor will continue to process certain distributions as provided by the Plan, it is not necessary that this chapter 11 case remain open until all such distributions are completed. Keeping this chapter 11 case open until all such claims or interests are satisfied would be unnecessarily burdensome on the Debtor and on the Court. Accordingly, the Debtor submits that there is ample justification for entry of a final decree closing this chapter 11 case.

As noted above however, in the event of failure of the Company to comply with the Greenberg Fee Agreement or the Mentor Fee Agreement, Greenberg Glusker or Mentor may seek

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

to reopen the bankruptcy case to obtain relief from the Court on account of the failure of the Company to comply with the Plan.

III. CONCLUSION

Based on the foregoing, the Debtor respectfully requests that the Court approve the attached Fee Agreement and enter a final decree closing this chapter 11 case and any other relief that is just and proper.

DATED: January 6, 2017

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP

By: */s/ Brian L. Davidoff*
BRIAN L. DAVIDOFF
KEITH PATRICK BANNER
Attorneys for Reorganized Debtor

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

DECLARATION OF DANE MEDLEY

I, Dane Medley, being fully sworn, hereby declare as follows:

1. I am the Chairman of the Board of Directors and Chief Executive Officer of Imaging3, Inc., a California corporation, reorganized debtor in the above referenced Chapter 11 case (the "Company"). I have been responsible for and have overseen the overall operations of the Company since September 2013. I succeeded as Chief Executive Officer to Dean Janes who previously held that position. In my current capacity, I am familiar with the day-to-day operations, business and financial affairs of the Company. Except as otherwise indicated, all facts set forth in this declaration are based upon my personal knowledge, my discussion with other employees and representatives of the Company, my review of relevant documents, or my opinion based upon my experience and knowledge of the Company's operations and financial condition. If I were called to testify, I would and could testify competently to the facts set forth in this declaration.

2. I make this declaration in support of the Reorganized Debtor's Notice of Motion and Motion for Entry of Final Decree Closing Chapter 11 Case and approval of the Agreement on Treatment of Administrative Claims of Greenberg Glusker Fields Claman & Machtinger LLP and The Mentor Group (the "Motion"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.

3. I have carefully reviewed all information set forth above, in the Motion and all information contained therein is true and accurate.

4. I have specifically overseen the efforts of the Company to implement the Plan. Section F of the Motion accurately sets forth a summary of the status of distributions made by the Reorganized Debtor on account of unclassified and classified claims. There are five open claims in which four of the five have a negotiated settlement.

a. Greenburg Glusker and Mentor have each agreed to a settlement, as detailed below.

b. Precision Forging and the Company have reached an agreement in

principle whereby Precision Forging will accept a single payment of $20,000, in addition to 2,000,000 shares of Common Stock in full satisfaction of the claim.

c. IRS and Company previously reached an agreement to pay $2,078.38 over 24 consecutive months for a total of $49,881.12. Company is current with payments.

d. Claimant, North Surgery Center, L.P. was paid under the Plan through December 2013. The Company has received no further contact from them despite Company's best efforts to do so.

5. Ever since the Plan became Effective on July 30, 2013 the Company has continued the business and management of the property dealt with by the Plan and continues to run its daily operations.

6. On July 29, 2013, the Company entered into a Letter Agreement with Greenberg Glusker to make periodic payments to Greenberg Glusker for outstanding fees and costs owed under the Plan. The Company was unable to honor to terms of the Letter Agreement and subsequently defaulted.

7. Greenberg Glusker continued to render services to the reorganized Debtor particularly with regard to the Vuksich appeals and the various status conference set by this Court. The amount of outstanding professional fees owed to Greenberg Glusker as of November 30, 2016 is $1,117,574.00 (the "Outstanding Amount"). This amounts may increase as a result of further services of Greenberg Glusker after November 30, 2016 which are unpaid for.

8. The Company and Greenberg Glusker have resolved the issue regarding payment of professional administrative fees and have executed an Agreement On Treatment of Administrative Claim of Greenberg Glusker Fields Claman & Machtinger LLP (the "Fee Agreement"). A true and correct copy of the Fee Agreement is attached hereto as Exhibit 1.

9. The Company and Mentor have resolved the administrative fees and costs owing under the Plan, and have executed an Agreement On Treatment of Administrative Claim of The Mentor Group (the "Mentor Fee Agreement"), attached as Exhibit 2 to hereto. The Mentor Fee

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

Agreement is substantially identical to the Greenberg Fee Agreement except as that it is pro rata as to Mentor's fees and costs. Concurrent with the execution of the Mentor Fee Agreement, the Company has also executed a Common Stock Warrant ("Warrant") in the form agreed to among the parties, entitling Mentor to apply up to $3,000 of its fees and costs to the purchase of shares of common stock of the Company, as set forth in the Warrant.

10. There are no pending adversary proceedings or contested matters. All anticipated motions, contested matters, and adversary proceedings in this Chapter 11 case have been resolved.

Executed this 6th day of January, 2017, at Los Angeles, California.

____

DANE MEDLEY

GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590

under the Plan, and have executed an Agreement On Treatment of Administrative Claim of The

DANE MEDLEY

<u>EXHIBIT “1”</u>

AGREEMENT ON TREATMENT OF ADMINISTRATIVE CLAIM OF GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP

This Agreement on the Treatment of the Administrative Claim of Greenberg Glusker Fields Claman & Machtinger LLP's (the "Agreement"), is entered into on this 20th day of December 2016 by and between Imaging3, Inc., the reorganized debtor in bankruptcy case (case no. 2:12-bk-41206-NB) (the "Bankruptcy Case") (the "Company") and Greenberg Glusker Fields Claman & Machtinger LLP ("Greenberg Glusker" and together with the Company, the "Parties") with reference to the following facts:

A. On June 12, 2012, the United States Bankruptcy Court for the Central District of California, the Honorable Neil Bason presiding (the "Bankruptcy Court"), entered its Order Granting Debtor's Application to Employ Greenberg Glusker Fields Claman & Machtinger LLP as General Counsel (Docket No. 157; "Employment Order"). In the Bankruptcy Case The Employment Order authorized the Company's employment of Greenberg Glusker as general counsel to the Company under 11 U.S.C. § 327(a), effective as of September 13, 2012.

B. On September 25, 2013, the Court entered its Order Granting Greenberg Glusker Fields Claman & Machtinger LLP's First and Final Application for Compensation and Reimbursement of Expenses for the Period September 13, 2012 Through July 31, 2013 (Docket No. 504, the "Final Fee Order"). The Final Fee Order allowed, on a final basis, Greenberg Glusker fees in the sum of $810,182.75 and expenses in the sum of $19,470.77, for a total of $829,653.52, incurred from the period from September 13, 2012 through July 31, 2013.

C. On March 5, 2013, the Company filed its First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 222], and on April 30, 2013 the Company filed its Motion for Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 as Modified [Docket No. 313] with modifications to the First Amended Plan of Reorganization (collectively and as amended and supplemented, the "Plan").

D. On July 9, 2013, the Court entered its Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, as Modified [Docket No. 406] (the "Confirmation Order") and its Findings of Fact and Conclusions of Law Re Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 405], which approved and confirmed the Plan.

E. The Plan became effective, and the Company emerged from Chapter 11 protection, on July 30, 2013 (the "Effective Date").

F. Pursuant to 11 U.S.C. § 1129(a)(9)(A), the Plan required payment of the Final Fee Order to Greenberg Glusker on the Effective Date. However in an effort to assist the Company in its reorganization efforts, Greenberg Glusker entered into a letter agreement with the Company on July 29, 2013 ("Letter Agreement") permitting the Company to make periodic payments to

AGREEMENT ON TREATMENT OF ADMINISTRATIVE CLAIM OF GREENBERG GLUSKER FIELDS CLAMAN & MACHTINGER LLP

This Agreement on the Treatment of the Administrative Claim of Greenberg Glusker Fields Claman & Machtinger LLP's (the "Agreement"), is entered into on this 20th day of December 2016 by and between Imaging3, Inc., the reorganized debtor in bankruptcy case (case no. 2:12-bk-41206-NB) (the "Bankruptcy Case") (the "Company") and Greenberg Glusker Fields Claman & Machtinger LLP ("Greenberg Glusker" and together with the Company, the "Parties") with reference to the following facts:

A. On June 12, 2012, the United States Bankruptcy Court for the Central District of California, the Honorable Neil Bason presiding (the "Bankruptcy Court"), entered its Order Granting Debtor's Application to Employ Greenberg Glusker Fields Claman & Machtinger LLP as General Counsel (Docket No. 157; "Employment Order"). In the Bankruptcy Case The Employment Order authorized the Company's employment of Greenberg Glusker as general counsel to the Company under 11 U.S.C. § 327(a), effective as of September 13, 2012.

B. On September 25, 2013, the Court entered its Order Granting Greenberg Glusker Fields Claman & Machtinger LLP's First and Final Application for Compensation and Reimbursement of Expenses for the Period September 13, 2012 Through July 31, 2013 (Docket No. 504, the "Final Fee Order"). The Final Fee Order allowed, on a final basis, Greenberg Glusker fees in the sum of $810,182.75 and expenses in the sum of $19,470.77, for a total of $829,653.52, incurred from the period from September 13, 2012 through July 31, 2013.

C. On March 5, 2013, the Company filed its First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 222], and on April 30, 2013 the Company filed its Motion for Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 as Modified [Docket No. 313] with modifications to the First Amended Plan of Reorganization (collectively and as amended and supplemented, the "Plan").

D. On July 9, 2013, the Court entered its Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, as Modified [Docket No. 406] (the "Confirmation Order") and its Findings of Fact and Conclusions of Law Re Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 405], which approved and confirmed the Plan.

E. The Plan became effective, and the Company emerged from Chapter 11 protection, on July 30, 2013 (the "Effective Date").

F. Pursuant to 11 U.S.C. § 1129(a)(9)(A), the Plan required payment of the Final Fee Order to Greenberg Glusker on the Effective Date. However in an effort to assist the Company in its reorganization efforts, Greenberg Glusker entered into a letter agreement with the Company on July 29, 2013 ("Letter Agreement") permitting the Company to make periodic payments to

b. The Company shall pay such Additional Payments to Greenberg Glusker within six business days of receipt of proceeds from any such Financing. For the avoidance of doubt, if the Company has more than one Financing, the Additional Payments shall be paid to Greenberg Glusker as set forth herein, at each such Financing. The Company shall deliver to Greenberg Glusker contemporaneously with such Additional Payment a certificate of an officer of the Company ("Additional Payment Certificate") setting forth in reasonable detail all of the Financings of the Company to the date of the delivery of the Additional Payment Certificate, together with the computation of the Additional Payment. The Company shall make available to Greenberg Glusker such documents as Greenberg Glusker may reasonably request relevant to such Financings and to the calculation of the Additional Payment.

5. Warrant. Concurrent with the execution of this Agreement, the Company shall execute and issue to Greenberg Glusker a Common Stock Purchase Warrant ("Warrant") entitling Greenberg Glusker to apply up to $150,000 of the Outstanding Amount to the purchase of shares of common stock of the Company, all as set forth in the Warrant.

6. Prepayment. The entire Outstanding Amount outstanding from time to time may be prepaid by the Company at any time; provided however that the Company will in advance of any such pre- payment, give five (5) business days written notice to Greenberg Glusker ("Notice Period") of such payment, and Greenberg Glusker may within the Notice Period apply such portion of the Outstanding Amount up to $150,000 to the purchase of common stock under the Warrant as set forth therein. In the event that the Additional Payments as set forth in section 4(b) together with any other payments under this Agreement result in less than $150,000 still outstanding under this Agreement, then prior to the delivery of the next Additional Payment, the Company shall deliver the notice as required by this section 6.

7. Place of Payment. All payments hereunder shall be made in lawful money of the United States of America at such place as Greenberg Glusker may from time to time designate in writing to the Company.

8. Default. If: (a) the Company fails to pay to Greenberg Glusker any amount as and when due hereunder; (b) a court of competent jurisdiction appoints a custodian of the Company or orders the liquidation of the Company; (c) the Company consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (d) the Company makes a general assignment for the benefit of its creditors; (e) the Company commences or has commenced against it a proceeding for dissolution of the Company, (f) a lawsuit is initiated against the Company seeking recovery of in excess of $3,000,000, (g) the Company admits in writing that it is generally unable to pay its debts as they become due; or (h) a proceeding is brought to convert the Company's Bankruptcy Case to a chapter 7 or other relief is sought by a person, other than Greenberg Glusker, against the Company in the Bankruptcy Case, then:

a. The entire balance of the Outstanding Amount then due shall be accelerated, and the Greenberg Glusker shall have all of it right and remedies to enforce this Agreement;

b. Greenberg Glusker shall have the right to convert the Company's Bankruptcy Case to a chapter 7 or seek other relief from the Bankruptcy Court for the enforcement of this Agreement.

c. The Bankruptcy Court shall retain jurisdiction solely for the purposes of enforcing this Agreement.

9. Approval by Bankruptcy Court. The Parties understand and agree that the approval of this Agreement by the Bankruptcy Court prior to the entry of a final decree shall be a necessary condition to Greenberg's Glusker's agreement to the treatment of its claim under the Plan.

10. Conflict Issues. The Company has requested that Greenberg Glusker continue to assist the Company in obtaining a final decree. To the extent that this Agreement is considered a pecuniary interest adverse to the Company, the Company agrees:

a. The Company consents to this Agreement as fair and reasonable;

b. The Company has obtained the advice of other counsel in connection with this Agreement;

11. Miscellaneous

a. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

b. This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of California.

c. Any and all notices or other communications or deliveries to be provided hereunder shall be in writing and delivered personally, by facsimile, electronic transmission, or sent by a nationally recognized overnight courier service at the addresses below, or such other facsimile number, email address or address as the party may specify for such purposes. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if such day is a

business day, if such notice or communication is delivered via facsimile at the facsimile number set forth in this section prior to 5:30 p.m. (Los Angeles time) on any date, or if given by email at the email address identified below prior to 5:30 p.m. (Los Angeles time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or email at the addresses set forth below on a day that is not a business day or later than 5:30 p.m. (Los Angeles time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for any notice shall be:

if to the Company: Imaging 3, Inc., c/o Dane Medley, facsimile number (818) 260-0445; email address dane@imaging3.com; 2033 N. Hollywood Way, Burbank, CA. 91505

if addressed to Greenberg Glusker Fields Claman & Machtinger LLP attention Brian L. Davidoff, 1900 Ave of the Stars, 21st Floor Los Angeles, California 90067; facsimile (310) 201-2328, email: bdavidoff@greenbergglusker.com
with a copy to:

Greenberg Glusker Fields Claman & Machtinger LLP attention Norman Levine, 1900 Ave of the Stars, 21st Floor Los Angeles, California 90067; facsimile (310) 201-2351; email: nlevine@greenbergglusker.com

d. All payments shall be applied first to costs, then interest and then to principal.

e. Any term of this Agreement may be amended or waived only with the prior written consent of the Greenberg Glusker.

f. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. This Agreement shall be deemed to be jointly drafted by Greenberg Glusker and the Company and shall not be construed against any person as the drafter hereof.

g. If action is instituted to collect on this Agreement, the Company promises to pay all reasonable costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

SIGNATURES ON NEXT PAGE

GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER, LLP

By:____________________________

1900 Avenue of the Stars
21st Floor
Los Angeles, CA. 90067

IMAGING 3, INC.

By:____________________________

Address

EXHIBIT “2”

AGREEMENT ON TREATMENT OF ADMINISTRATIVE CLAIM OF THE MENTOR GROUP

This Agreement on the Treatment of the Administrative Claim of The Mentor Group (the "Agreement"), is entered into on this __th day of January 2017 by and between Imaging3, Inc., the reorganized debtor in bankruptcy case (case no. 2:12-bk-41206-NB) (the "Bankruptcy Case") (the "Company") and The Mentor Group ("Mentor") and together with the Company, the "Parties") with reference to the following facts:

A. On June 12, 2012, the United States Bankruptcy Court for the Central District of California, the Honorable Neil Bason presiding (the "Bankruptcy Court"), entered its Order Granting Debtor's Application to Employ Mentor Group (Docket No. 248; "Employment Order") in the Bankruptcy Case.

B. On September 25, 2013, the Court entered its Order Granting Mentor's First and Final Application for Compensation and Reimbursement of Expenses in the sum of $18,373.50. [Docket No. 501] (the "Final Fee Order").

C. On March 5, 2013, the Company filed its First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 222], and on April 30, 2013 the Company filed its Motion for Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 as Modified [Docket No. 313] with modifications to the First Amended Plan of Reorganization (collectively and as amended and supplemented, the "Plan").

D. On July 9, 2013, the Court entered its Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, as Modified [Docket No. 406] (the "Confirmation Order") and its Findings of Fact and Conclusions of Law Re Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013 [Docket No. 405], which approved and confirmed the Plan.

E. The Plan became effective, and the Company emerged from Chapter 11 protection, on July 30, 2013 (the "Effective Date").

F. Pursuant to 11 U.S.C. § 1129(a)(9)(A), the Plan required payment of the Final Fee Order to Mentor on the Effective Date.

G. The amount outstanding to Mentor as of the date of this Agreement, after interest accrual, is Twenty-Two Thousand One Hundred Ninety One Dollars and Sixteen Cents s ($22,191.16) (the "Outstanding Amount") .

H. The Parties wish to resolve the issue regarding payment of Mentor's Outstanding Amount prior to the entry of a final decree in the Bankruptcy Case.

NOW THEREFORE, the Parties agree and stipulate as follows:

1. Intentionally Deleted.

2. Interest. Interest will be charged on the Outstanding Amount at the rate of 6.0% per annum, accruing from the due date of the Outstanding Amount until payment.

3. Payments. The Company shall make annual payments to Mentor, payable as follows: $2,000.00 payable on or before December 31, 2017; and $3,000.00 payable on or before December 31, 2018. The balance of the Outstanding Amount shall be paid in full on or before December 31, 2019.

4. Additional Payments.

a. In addition to the amounts set forth in 3 above, the Company shall pay Mentor the following additional payments ("Additional Payments"): 0.07943% (slightly more than one-thirteenth of one percent) from the Proceeds of any Financing up to $2,500,000, plus 0.03971% of the Proceeds of any Financing for more than $2,500,000 up to $5,000,000, plus 0.07943% from the Proceeds of any Financing for more than $5,000,000. For the purposes of this Agreement: (i) "Proceeds" means the gross proceeds to the Company or a subsidiary or affiliate thereof, on a cumulative and aggregated basis calculated from the date of this Agreement to the date of and inclusive of such Financing, less only the costs of such Financing; and (ii) "Financing" means either the private or public issuance by the Company or a subsidiary or affiliate thereof, of common or preferred stock or rights to convert into common or preferred stock.

b. The Company shall pay such Additional Payments to Mentor within six business days of receipt of proceeds from any such Financing. For the avoidance of doubt, if the Company has more than one Financing, the Additional Payments shall be paid to Mentor as set forth herein, at each such Financing. The Company shall deliver to Mentor contemporaneously with such Additional Payment a certificate of an officer of the Company ("Additional Payment Certificate") setting forth in reasonable detail all of the Financings of the Company to the date of the delivery of the Additional Payment Certificate, together with the computation of the Additional Payment. The Company shall make available to Mentor such documents as Mentor may reasonably request relevant to such Financings and to the calculation of the Additional Payment.

5. Warrant. Concurrent with the execution of this Agreement, the Company shall execute and issue to Mentor a Common Stock Purchase Warrant ("Warrant") entitling Mentor to apply up to $3,000.00 of the Outstanding Amount to the purchase of shares of common stock of the Company, all as set forth in the Warrant.

6. Prepayment. The entire Outstanding Amount outstanding from time to time may be prepaid by the Company at any time; provided however that the Company will in advance of any such pre- payment, give five (5) business days written notice to Mentor ("Notice Period") of such payment, and Mentor may within the Notice Period apply such portion of the Outstanding Amount up to $3,000.00 to the purchase of common stock under the Warrant as set forth therein. In the event that the Additional Payments as set forth in section 4(b) together with any other payments under this Agreement result in less than $3,000 still outstanding under this Agreement, then prior to the delivery of the next Additional Payment, the Company shall deliver the notice as required by this section 6.

7. Place of Payment. All payments hereunder shall be made in lawful money of the United States of America at such place as Mentor may from time to time designate in writing to the Company.

8. Default. If: (a) the Company fails to pay to Mentor any amount as and when due hereunder; (b) a court of competent jurisdiction appoints a custodian of the Company or orders the liquidation of the Company; (c) the Company consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (d) the Company makes a general assignment for the benefit of its creditors; (e) the Company commences or has commenced against it a proceeding for dissolution of the Company, (f) a lawsuit is initiated against the Company seeking recovery of in excess of $3,000,000, (g) the Company admits in writing that it is generally unable to pay its debts as they become due; or (h) a proceeding is brought to convert the Company's Bankruptcy Case to a chapter 7 or other relief is sought by a person, other than Mentor, against the Company in the Bankruptcy Case, then:

a. The entire balance of the Outstanding Amount then due shall be accelerated, and the Mentor shall have all of it right and remedies to enforce this Agreement;

b. Mentor shall have the right to convert the Company's Bankruptcy Case to a chapter 7 or seek other relief from the Bankruptcy Court for the enforcement of this Agreement.

c. The Bankruptcy Court shall retain jurisdiction solely for the purposes of enforcing this Agreement.

9. Approval by Bankruptcy Court. The Parties understand and agree that the approval of this Agreement by the Bankruptcy Court prior to the entry of a final decree shall be a necessary condition to Mentor's agreement to the treatment of its claim under the Plan.

10. INTENTIONALLY LEFT BLANK

OB

11. Miscellaneous

a. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

b. This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of California.

c. Any and all notices or other communications or deliveries to be provided hereunder shall be in writing and delivered personally, by facsimile, electronic transmission, or sent by a nationally recognized overnight courier service at the addresses below, or such other facsimile number, email address or address as the party may specify for such purposes. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if such day is a business day, if such notice or communication is delivered via facsimile at the facsimile number set forth in this section prior to 5:30 p.m. (Los Angeles time) on any date, or if given by email at the email address identified below prior to 5:30 p.m. (Los Angeles time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or email at the addresses set forth below on a day that is not a business day or later than 5:30 p.m. (Los Angeles time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for any notice shall be:

if to the Company: Imaging 3, Inc., c/o Dane Medley, facsimile number (818) 260-0445; email address dane@imaging3.com; 2033 N. Hollywood Way, Burbank, CA. 91505

if addressed to Mentor attention: ~~Justin~~ Davis Blaine DB
ADDRESS: 200 N. Westlake Boulevard, Suite 204, Westlake Village, CA. 91362
email: ~~blaine~~@thementorgrp.com
dblaine DB

d. All payments shall be applied first to costs, then interest and then to principal.

DB

time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the addresses set forth below on a day that is not a Trading Day or later than 5:30 p.m. (Los Angeles time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for any notice shall be:

> if to the Company: Imaging 3, Inc., c/o Dane Medley, facsimile number (818) 260-0445; email address dane@imaging3.com; 2033 N. Hollywood Way, Burbank, CA. 91505
>
> if addressed to Holder: The Mentor Group 200 N. Westlake Boulevard, Suite 204, Westlake Village, CA. 91362; email: dblaine@thementorgrp.com eB

l) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

m) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

n) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

o) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

p) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

e. Any term of this Agreement may be amended or waived only with the prior written consent of the Mentor.

f. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement. This Agreement shall be deemed to be jointly drafted by Mentor and the Company and shall not be construed against any person as the drafter hereof.

g. If action is instituted to collect on this Agreement, the Company promises to pay all reasonable costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

SIGNATURES:

THE MENTOR GROUP, INC.

Davis Blaine, Chairman

By: Davis Blaine

Address 700 N. Westlake Blvd, Suite 204 Westlake Village, CA 91362

IMAGING 3, INC

By: [signature]

Address 3022 N Hollywood Way Burbank, CA 91505

PROOF OF SERVICE OF DOCUMENT

I am over the age of 18 and not a party to this bankruptcy case or adversary proceeding. My business address is: 1900 Avenue of the Stars, 21st Floor, Los Angeles, CA 90067.

A true and correct copy of the foregoing document entitled (*specify*): **REORGANIZED DEBTOR'S NOTICE OF MOTION AND MOTION FOR:**
1. ENTRY OF FINAL DECREE CLOSING CHAPTER 11 CASE, AND
2. APPROVAL OF STIPULATION AND AGREEMENT IN CONNECTION THEREWITH;
MEMORANDUM OF POINTS AND AUTHORITIES; DECLARATION OF DANE MEDLEY will be served or was served (a) on the judge in chambers in the form and manner required by LBR 5005-2(d); and (b) in the manner stated below:

1. TO BE SERVED BY THE COURT VIA NOTICE OF ELECTRONIC FILING (NEF): Pursuant to controlling General Orders and LBR, the foregoing document will be served by the court via NEF and hyperlink to the document. On January 6, 2017, I checked the CM/ECF docket for this bankruptcy case or adversary proceeding and determined that the following persons are on the Electronic Mail Notice List to receive NEF transmission at the email addresses stated below:

☒ Service information continued on attached page

2. SERVED BY UNITED STATES MAIL:
On January 6, 2017, I served the following persons and/or entities at the last known addresses in this bankruptcy case or adversary proceeding by placing a true and correct copy thereof in a sealed envelope in the United States mail, first class, postage prepaid, and addressed as follows. Listing the judge here constitutes a declaration that mailing to the judge will be completed no later than 24 hours after the document is filed.

☒ Service information continued on attached page

3. SERVED BY PERSONAL DELIVERY, OVERNIGHT MAIL, FACSIMILE TRANSMISSION OR EMAIL (state method for each person or entity served): Pursuant to F.R.Civ.P. 5 and/or controlling LBR, on January 6, 2017, I served the following persons and/or entities by personal delivery, overnight mail service, or (for those who consented in writing to such service method), by facsimile transmission and/or email as follows. Listing the judge here constitutes a declaration that personal delivery on, or overnight mail to, the judge will be completed no later than 24 hours after the document is filed.

BY PERSONAL DELIVERY
Honorable Neil W. Bason
United States Bankruptcy Court
Central District of California
Edward R. Roybal Federal Building and Courthouse
255 E. Temple Street, Ste. 1552
Los Angeles, CA 90012

☒ Service information continued on attached page

I declare under penalty of perjury under the laws of the United States that the foregoing is true and correct.

January 6, 2017	Julie King	*/s/ Julie King*
Date	*Printed Name*	*Signature*

1. TO BE SERVED BY THE COURT VIA NOTICE OF ELECTRONIC FILING (NEF):

- Brian L Davidoff bdavidoff@greenbergglusker.com, calendar@greenbergglusker.com; jking@greenbergglusker.com
- Nora Demirjian Nora.Demirjian@irscounsel.treas.gov
- Richard Girgado rgirgado@counsel.lacounty.gov
- Melanie Scott Green Melanie.green@usdoj.gov
- Matthew C. Heyn Matthew.Heyn@doj.ca.gov, mcheyn@outlook.com
- Jeffrey A Krieger jkrieger@ggfirm.com, calendar@greenbergglusker.com; jking@greenbergglusker.com
- Sandra W Lavigna lavignas@sec.gov
- Dare Law dare.law@usdoj.gov, ron.maroko@usdoj.gov
- Ron Maroko ron.maroko@usdoj.gov
- Gary C McCullough mail@mcculloughfirm.com, mail@mcculloughfirm.com
- Eric D Olson eolson@lhlaw.com, melissa.wells@lhlaw.com
- Claire E Shin cshin@greenbergglusker.com, jking@greenbergglusker.com;kwoodson@greenbergglusker.com;calendar@greenbergglusker.com
- United States Trustee (LA) ustpregion16.la.ecf@usdoj.gov
- Paul M Vuksich , paulvuksich@gmail.com
- Jason Wallach jwallach@ghplaw.com

2. SERVED BY UNITED STATES MAIL:

Internal Revenue Service (IRS)
PO Box 7346
Philadelphia, PA 19101-7346

Justin Blaine
The Mentor Group
200 N. Westlake Boulevard, Suite 204
Westlake Village, CA 91362

Precision Forging Dies
Attn: Chief Executive Officer
10710 Sessler Street
South Gate, CA 90280

Dane Medley
3022 N. Hollywood Way
Burbank, CA 91505

Office of The United States Trustee
915 Wilshire Blvd., Ste. 1850
Los Angeles, California 90017

20 LARGEST UNSECURED CREDITORS

Cook Alex Intellectual Property Law
200 W. Adams St., #2850
Chicago, IL 60606

Dan Asbille
3626 Hyacinth Drive
San Diego, CA 92106

Internal Revenue Service
6230 Van Nuys Blvd.
Van Nuys, CA 91401

~~Osgood 4D, Inc.~~
~~Attn: Chief Executive Officer~~
~~6748 S. Sayre Ave.~~
~~Chicago, IL 60638~~

Physicians Surgery Center at DePaul
12266 DePaul Drive No. 10
Bridgeton, MO 63044-0000

Internal Revenue Service
1973 Rulon White Blvd.
Ogden, UT 84201

State Board of Equalization
P.O. Box 942879
Sacramento, CA 94279-0055

Redchip Companies, Inc.
Attn: Chief Executive Officer
500 Winderley Place, #100
Maitland, FL 32751

Wayne Le Bleu & Associates
Attn: Chief Executive Officer
520 Evelyn Drive
Abbeville, LA 70510

~~Tower Engineering~~
~~Attn: Chief Executive Officer~~
~~9130 Glenoaks Blvd, Unit 200~~
~~Sun Valley, CA 91352~~

Los Angeles County Treasurer and Tax Collector
P.O. 54110
Los Angeles, CA 90054

Los Angeles City Attorney's Office
Office of Finance
200 N. Main St.
Los Angeles, CA 90012

Kaiser Foundation Health Plan
File 5915
Los Angeles, CA 90074

3. **SERVED BY EMAIL:**

Debtor Dean Janes, Imaging3, Inc	dean@imaging3.com
Debtor's Special Counsel Peter Stokes with Fulbright & Jaworski L.L.P.	pstokes@fulbright.com
Creditor John M. Vuksich	paulvuksich@gmail.com
Interested Party Kevin Osterberg	Kosterberg@hbblaw.com
U.S. Securities and Exchange Commission Katharine E. Zoladz	zoladzk@sec.gov
Collateral Agent for Junior Secured Creditors Jeffrey K. Lee	jeffl@topofficeproducts.net
Secured Creditor Gemini Strategies LLC, Inc.	Steve@geministrategies.com
Secured Creditor Jason Wallach, for Gemini Strategies LLC, Inc.	jwallach@ghplaw.com
Secured Creditor North Surgery Center, L.P.	mail@mcculloughfirm.com
20 Largest Unsecured Creditor Biologics Consulting Group, Inc	kboyle@bcg-usa.com
20 Largest Unsecured Creditor Epstein Becker & Green, P.C.	wmarcari@ebglaw.com
20 Largest Unsecured Creditor Richardson & Associates	markr@richardson-law.com
20 Largest Unsecured Creditor Los Angeles County Tax Collector	bankruptcy@ttc.lacounty.gov
North Surgery Center for Curtis H. Goetsch	mail@mcculloughfirm.com; curt.goetsch@gmail.com
California Board of Equalization Victoria C. Geary	Victoria.Geary@boe.ca.gov
The Mentor Group D. Justin Blaine	jblaine@thementorgrp.com
Interested Party Jules S. Zeman	jzeman@hbblaw.com
U.S.Securities and Exchange Commission Sandra W Lavigna	lavignas@sec.gov
United States Of America, IRS Nora Demirjian	Nora.Demirjian@irscounsel.treas.gov
United States Trustee (LA) Dare Law	dare.law@usdoj.gov
United States Trustee (LA) Yolanda Cannon	Yolanda.Cannon@usdoj.gov